Exhibit 99.1

GLOBALSTAR ANNOUNCES DEPARTURE OF DAVID KAGAN

Covington, LA (January 23, 2017) – Globalstar, Inc. (NYSE MKT: GSAT) announced that David Kagan, the Company’s President and Chief Operating Officer, will be leaving the Company in March 2017 to accept an exciting new opportunity with SpeedCast. After his departure, Mr. Kagan will assume an advisory role with the Company and will continue to assist the management team and the Board with strategic and operational guidance. Globalstar will immediately commence a search to fill the position. If a replacement is not appointed by the time of Mr. Kagan’s departure, his responsibilities will be assumed by the Chief Executive Officer on an interim basis.

Jay Monroe, Chairman and CEO of Globalstar, commented, “We thank Dave for his year of transformational and dedicated service to Globalstar. Under his leadership, our operational results improved significantly and his plans for 2017 and beyond will continue to be implemented by our team.”

“I am proud of what we have accomplished in the growth of our subscriber base and improvement in ARPU,” Kagan noted. “As Globalstar launches its new products with fully upgraded ground stations and expansion in new markets, I am confident our customers will realize the benefits and drive consistent growth. I want to thank the entire Globalstar team for their vigorous efforts.”

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services, leveraging the world’s newest mobile satellite communications network. Customers around the world in industries like government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages. For more information, visit www.globalstar.com.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia. For more information, visit www.globalstar.com.

Investor Contact Information:
Email: investorrelations@globalstar.com

Media Contact Information:
Email: allison.hoffman@globalstar.com

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